UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INSIGHT ACQUISITION CORP.
(Name of Registrant as Specified in its Charter)

_______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

INSIGHT ACQUISITION CORP.
333 East 91st Street
New York, NY 10128

SUPPLEMENT NO. 1 TO
PROXY STATEMENT DATED MAY 20, 2024
FOR A
SPECIAL MEETING OF STOCKHOLDERS
OF
INSIGHT ACQUISITION CORP.

To Be Held on June 5, 2024

Dear Stockholders of Insight Acquisition Corp.:

This proxy supplement is being filed to update and correct certain information contained in the proxy statement dated May 20, 2024 (the “Proxy Statement”), in connection with the special meeting of stockholders of Insight Acquisition Corp., a Delaware corporation (the “Company”, “we”, “us” or “our”), scheduled to be held on June 5, 2024 at 10:30 A.M., Eastern time, via teleconference (the “Special Meeting”), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned. The purpose of this document is to supplement the Proxy Statement with certain new and/or revised information as follows:

As previously reported by the Company on May 14, 2024, in a Current Report on Form 8-K, during the course of preparing the Company’s annual report on Form 10-K for the year ended December 31, 2023, the Company identified an amount due to shareholders which was identified during the year ended December 31, 2023 and not accounted for in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2023. Since the completion of its IPO on September 7, 2021, and through December 31, 2023, the Company withdrew $2,703,102 from the Trust Account (the “Withdrawn Trust Funds”) to pay liabilities related to the income taxes and Delaware franchise taxes. Through December 31, 2023, the Company remitted $1,653,743 to the respective tax authorities, which resulted in remaining excess funds withdrawn from the Trust Account but not remitted to the government authorities in the amount of $1,049,359. Additionally, the Withdrawn Trust Funds were held in the Company’s operating account that also holds funds deposited by the Sponsor to be used for general operating expenses. Management has determined that this use of the Withdrawn Trust Funds was not in accordance with the Trust Agreement. In March of 2024, the sponsor of the Company deposited an amount equal to the excess Withdrawn Trust Funds plus accrued interest on such sum into the Trust Account.

During the period in which the excess withdrawals occurred, the Company held its annual meeting on September 6, 2023 (the “September 2023 Meeting”) where the stockholders voted to approve a proposal to amend the Company’s amended and restated certificate of incorporation to extend the Combination Period, from September 7, 2023 to June 7, 2024. In connection with the stockholder’s vote at the annual meeting, there was a share redemption in exchange for a redemption payment paid to the redeeming shareholders. Upon calculation of the excess withdrawals, the Company has determined that $628,758 of the excess withdrawn amount is due to those shareholders who elected to redeem their shares in connection with the September 2023 Meeting, and in connection with a restatement of the Company’s financial statements, the Company has accounted for this on its balance sheet as due to shareholders as of December 31, 2023, however, this amount should have been recorded as of September 30, 2023. See the Company’s financial statements for the years ended December 31, 2023 and December 31, 2022 and footnotes 2 and 12, which are included in the Company’s Annual Report for the year ended December 31, 2023 on Form 10-K filed on May 14, 2024.

In the Proxy Statement, the Company disclosed that as of May 13, 2024, the Company held approximately $11,978,050 in its Trust Account and the Company estimated that based on that number the estimated per share redemption price, in connection with the Special Meeting, for the 1,000,945 outstanding publicly held shares of Class A common stock would have been approximately $11.96, subject to withdrawals for any taxes payable. This estimated per share redemption price is not accurate.

The Company failed to disclose in the Proxy Statement, that the $628,758 which is due to the stockholders who redeemed their shares in connection with the September 2023 Meeting, must be deducted from the Trust Account balance as of May 13, 2024 prior to calculating the estimated per share redemption price for stockholders who elect to redeem their shares in connection with the Special Meeting. Accordingly, as of May 13, 2024, the Company held approximately $11,349,292 ($11,978,050 – $628,758) in its Trust Account, subject to tax liabilities, for the benefit of redeeming stockholders. The Company estimates that based on 1,000,945 outstanding publicly held shares of Class A common stock, the per share redemption price, in connection with the Special Meeting, will be approximately $11.34 per share, subject to withdrawals for any taxes payable.

The Company estimates that the per-share pro rata portion of the Trust Account will be approximately $11.34, before netting out income taxes payable on interest earned in the Trust Account, at the time of the Special Meeting. The closing price of the Company’s common stock on May 13, 2024 was $11.64. Accordingly, if the market price were to remain the same until the date of the Special Meeting, exercising redemption rights would result in a public stockholder receiving $0.30 less for each share than if such stockholder sold its shares of Class A common stock in the open market. The Company cannot assure stockholders that they will be able to sell their shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when such stockholders wish to sell their shares.

If you have any questions concerning the above please contact the Company’s proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy

Except as set forth herein, all other information in the Proxy Statement remains unchanged. If you have previously-submitted a proxy or tendered your shares for redemption in accordance with the procedures set forth in the Proxy Statement and you do not wish to make any changes, you do not need to do anything further.

This Proxy Supplement is dated May 30, 2024.